SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

Wednesday, May 3, 2017, 10:00 a.m.

The Oak Room at Sandy Spring

17921 Brooke Road

Sandy Spring, MD 20860

The 2017 annual meeting of shareholders of Sandy Spring Bancorp, Inc. will be held as indicated above for the purpose of considering:

(1)	The election of Mark E. Friis, Pamela A. Little, James J. Maiwurm, and Craig A. Ruppert to serve as Class II directors with terms expiring at the 2020 annual meeting, in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation for the named executive officers;

(3)	A non-binding, advisory vote on the frequency of shareholder votes on executive compensation;

(4)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2017; and

(5)	Such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors established March 3, 2017 as the record date for this meeting. Shareholders of record as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. The board urges each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, as described on the card. If you choose to attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 22, 2017

Important Notice Regarding the Availability of Proxy Materials for the

2017 Annual Meeting of Shareholders to be Held on May 3, 2017

This proxy statement and the 2016 Annual Report on Form 10-K are available at

www.envisionreports.com/sasr.

2

Sandy Spring Bancorp, Inc.

Proxy Statement

The board of directors of Sandy Spring Bancorp, Inc., has furnished this proxy statement to you in connection with the solicitation of proxies to be used at the 2017 annual meeting of shareholders (“annual meeting”) or any postponement or adjournment of the meeting. The notice of annual meeting is being first mailed on or about March 22, 2017 to shareholders of record as of the close of business record date. In this proxy statement, the “Company,” “Bancorp,” “we,” “our” or similar references mean Sandy Spring Bancorp, Inc. and its subsidiaries. The “board” refers to the board of directors of Sandy Spring Bancorp, Inc.

Proxy Summary

The following is an overview of information described in more detail throughout this proxy statement. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting. For complete information about the Company’s performance, please review our 2016 Annual Report on Form 10-K.

Date and Time:	Wednesday, May 3, 2017, 10:00 a.m.

Place:	The Oak Room at Sandy Spring
17921 Brooke Road
Sandy Spring, MD, 20860

Record Date:	March 3, 2017

Voting Matters and Board Recommendations

Proposal		Board Recommendation	More Information

1)	Election of four Class II directors named in this proxy	“FOR”	Page 5
all nominees

2)	A non-binding resolution to approve the compensation for the named executive officers	“FOR”	Page 34

3)	A non-binding advisory vote on the frequency of shareholder votes on executive compensation.	“Every ONE YEAR”	Page 34

4)	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2017.	“FOR”	Page 35

How To Cast Your Vote

Even if you plan to attend the annual meeting in person, please cast your vote as promptly as possible by following the instructions on the Notice of Availability of Proxy Materials and the proxy voting card using:

Internet	Telephone	Mail

3

Summary of Governance Practices

The Company is committed to governance practices that support our long-term strategy, demonstrate high levels of integrity, and earn the confidence of investors.

Board and Governance Information

Board Size	12

Independent Chairman	Yes

Independent Directors	11

Board Diversity	42%

Average Age of Directors	62

Average Tenure of Directors	10 years

Mandatory Director Retirement Age	72

Director Term	3 years

Board Meetings in 2016	11

Average Attendance at Board and Committee Meetings	96%

Plurality Plus Resignation in Uncontested Director Elections	Yes

Independent Directors Meet Regularly in Executive Session	Yes

Independent Audit Committee Meets with Auditor in Executive Session	Yes

Board Risk Committee	Yes

Annual Board Evaluations	Yes

Continuing Education Program	Yes

Stock Ownership Guidelines for Directors and Executives	Yes

Anti-Hedging Policy	Yes

Clawback Policy	Yes

Code of Business Conduct available on website	Yes

Corporate Governance Policies available on website	Yes

4

PROPOSAL 1: Election of Directors

The board is elected by the shareholders to represent their interest in the Company. With the exception of those matters reserved for shareholders, the board is the highest and ultimate decision-making authority. The board works closely with executive management and oversees the development and execution of our business strategy.

Board Complement

Our board currently has 12 members divided into three classes nearly equal in number as possible. In general, the term of only one class of directors expires each year, and the directors within that class are elected for a term of three years or until their successors are elected and qualified.

Director-Nominees

A total of four, Class II director-nominees are before you for election to a three-year term to expire in 2020: Mark E. Friis, Pamela A. Little, James J. Maiwurm, and Craig A. Ruppert. All of these nominees currently serve on the board, and each of them has been previously elected by the shareholders.

Nomination Process

The Nominating Committee is responsible for recruiting and recommending candidates to the board. In exercising its duties, the committee considers the present skills and experience on the board and the qualifications that are desired in order to meet the Company’s changing needs.

Our Corporate Governance Policy outlines the general competencies required of all directors including the highest standards in exercising his or her duty of loyalty, care and commitment to all of our shareholders. Prior to the recruitment of a new director the board gathers input from all directors in order to form a collective picture of the particular competencies needed to fulfill the board’s obligations and support our long-term strategy. Such competencies may include expertise in: the banking industry, financial matters, risk management, marketing, a geographic market, regional economics, strategic planning, executive management, technology or other relevant qualifications. The board also values diversity and seeks to include a broad range of backgrounds, experience and personality styles.

The Nominating Committee encourages suggestions for qualified director candidates from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for this purpose. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications" on page 39.

Information About Nominees and Incumbent Directors

The information below sets forth the names of the nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve, if elected. If any person nominated by the board of directors is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.

5

Voting Standard for Uncontested Elections

With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director. In an uncontested election, an incumbent director-nominee who receives a greater number of votes “withheld” than votes “for” shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee shall consider the resignation taking into consideration any information it deems to be appropriate and relevant and make a recommendation to the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW AS A DIRECTOR OF SANDY SPRING BANCORP, INC.

Class II Director-Nominees – For Terms To Expire at the 2020 Annual Meeting

Mark E. Friis

Age: 61

Director since: 2005

Independent

Committees: Risk

Skills and qualifications: business management experience, strategic planning, sales and marketing skills, and in-depth knowledge of the local economy.

In 2017, Mr. Friis became the Chairman of Rodgers Consulting, Inc., having previously served as President and CEO since 2002. Rodgers is a land planning and engineering firm specializing in town planning, urban design, development entitlements, site engineering and natural resource management for developers, builders, institutions and corporations. He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government. He currently serves on the board of trustees for Hood College in Frederick, MD, and he also chairs Sandy Spring Bank’s Frederick Advisory Board.
Pamela A. Little

Age: 63

Director since: 2005

Independent

Committees: Compensation Chairman, Executive & Governance, Nominating

Skills and qualifications: broad range of business experience with public companies, knowledge of mergers and acquisitions, executive leadership skills, human resources experience, and financial expertise.

Ms. Little has over 30 years of experience working with companies ranging from privately held start-up firms to large, publicly traded government contracting firms. She became the Executive Vice President and CFO of MTSI, an employee-owned government contractor, in 2014 and has served as a director of MTSI since 2011. Prior to that she was the CFO for CALIBRE Systems, Inc. from 2013 to 2014 and the CFO of Planned Systems International during early 2013. Ms. Little was the Co-CEO at the former ATS Corporation, a publicly traded provider of IT services, from 2011 to 2012, and was CFO from 2007 to 2011.

6

James J. Maiwurm

Age: 68

Director since: 2015

Independent

Committees: Audit, Compensation

Skills and qualifications: extensive professional experience and business expertise in acquisitions and business ventures, and experience with publicly traded companies.

Mr. Maiwurm has had a distinguished career as an attorney and business leader. He moved into law firm leadership with Squire Patton Boggs, a top-25 global legal practice, in 2003, and he went on to Chair the firm and its Management Committee in 2009 - 2010 and then served as Chair of the Global Board and Global CEO of Squire Patton Boggs LLP (AU, UK, and US) from 2011 through 2014. Since January 1, 2015 he has been Chair Emeritus and Senior Counsel to the law firm. He has served in both executive and board positions for publicly traded, privately held, and nonprofit organizations, including the Board of Trustees of the College of Wooster (Ohio). Mr. Maiwurm’s law practice involves representing the parties to transactions such as private equity investments, public offerings, and domestic and international acquisitions and joint ventures.
Craig A. Ruppert

Age: 63

Director since: 2002

Independent

Committees: Nominating Chairman, Executive & Governance

Skills and qualifications: strategic planning, executive management, mergers and acquisitions and business expertise.

A highly successful entrepreneur, Mr. Ruppert is the founder, President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in eight states; tree growing and moving operations; and industrial property development. Mr. Ruppert also serves on the board of directors of The Wills Group, a privately-held, local marketer of petroleum products in the Mid-Atlantic area. Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond and a noted, local philanthropist.

Incumbent Class I Directors – Terms Expiring at the 2018 Annual Meeting

Ralph F. Boyd, Jr.

Age: 60

Director since: 2012

Independent

Committees: Compensation

Skills and qualifications: extensive professional experience, executive leadership experience, public-company board service, and risk management experience.

Mr. Boyd was named CEO of The American Red Cross of Massachusetts in 2014. Prior to that, he was Chairman, and Interim President and CEO of the Center City Public Charter Schools, Inc. in Washington, D.C., where he continues to serve the board of directors. From 2004 to 2012, Mr. Boyd served variously as Executive Vice President and General Counsel of Freddie Mac, and as Chairman, President and CEO of the Freddie Mac Foundation, Inc. He is a Harvard Law School graduate and previously served as Assistant Attorney General of the United States and head of the Civil Rights Division of the Department of Justice in the Administration of President George W. Bush. Mr. Boyd also served on the board of directors of DirecTV from 2004 to 2015, and as audit committee chairman for six years. He also currently chairs the board of trustees of the Washington, D.C.-based NHP Foundation, a nonprofit affordable housing developer and resident services provider.

7

Susan D. Goff	Age: 71 Director since: 1994 Independent Committees: Audit Skills and qualifications: executive management and public-company experience and knowledge of compensation matters.

Ms. Goff is the former Director and President of MD-Individual Practice Association, a subsidiary of Mid Atlantic Medical Services, Inc. (MAMSI), a publicly held healthcare company. Ms. Goff was also an Executive Vice President of MAMSI. In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states. She retired in 2005. During her career, Ms. Goff was directly involved with strategic planning, marketing, and product development.

Robert L. Orndorff Chairman

Age: 60

Director since: 1991

Independent

Committees: Executive & Governance Chairman, ex officio on all committees

Skills and qualifications: extensive business experience, leadership skills, knowledge of government contracting, strategic planning skills, and knowledge of the local market.

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating and grading company in central Maryland that also provides mulch and topsoil products. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability that is also strongly aligned with the Company’s culture and values.

Daniel J. Schrider President & CEO

Age: 52

Director since: 2009

Non-Independent

Committees: Executive & Governance, Risk

Skills and qualifications: deep industry and institutional knowledge, strategic planning and analytical skills, financial expertise, risk management, and executive management.

Mr. Schrider was named to the position of president and chief executive officer on January 1, 2009 at which time he also joined the board of directors of Sandy Spring Bancorp, Inc. Mr. Schrider has been part of Sandy Spring Bank for 28 years having joined the company in 1989 as a commercial lender. He advanced his career to the executive level in 2003 and became the Bank’s Chief Credit Officer. Mr. Schrider holds a master of business administration degree from Mount St. Mary’s University. He is also a graduate of the ABA Stonier Graduate School of Banking. A leader among community bankers and a sought-after guest speaker at local and national industry events, Mr. Schrider is the past chairman of the Maryland Bankers Association, past chairman of the Stonier Graduate School of Banking, and currently serves on the board of the American Bankers Association. He also embraces Sandy Spring Bank’s legacy of local, community involvement as he serves on the board of MedStar Montgomery Medical Center in Olney, Maryland.

8

Incumbent Class III Directors - Terms Expiring at the 2019 Annual Meeting

Mona Abutaleb

Age: 54

Director since: 2015

Independent

Committees: Audit, Risk

Skills and qualifications: executive leadership experience, strategic planning, expertise in technology and cyber risk management for small and mid-sized businesses.

Ms. Abutaleb joined mindSHIFT Technologies in 2006 and utilized her unique blend of skills and expertise in operations, engineering, IT and customer service to drive mindSHIFT's rapid growth. She was named CEO in 2014, and she led the company in its acquisition by Ricoh Americas Holdings. As a leading managed services industry executive, Ms. Abutaleb was named to the MSPmentor 250 list as one of the most influential executives shaping the industry in 2014 and 2015. In 2015, Ms. Abutaleb was named Senior Vice President of RAC Services in addition to her role at mindSHIFT. She has been a leader of technology-based service organizations for more than 30 years.

Robert E. Henel, Jr.

Age: 69

Director since: 2011

Independent

Committees: Risk Chairman, Executive & Governance, Nominating

Skills and qualifications:

Industry expertise, executive management experience, risk management experience, and strong knowledge of the local market.

Mr. Henel is the former Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate bank of the former Mercantile Bankshares Corp., a position he held for 16 years. Upon the acquisition of Mercantile, Mr. Henel became a regional president for PNC Bank for the Annapolis and Anne Arundel County Region until 2010. In addition to 39 years in the banking industry, Mr. Henel is a past chairman of the board of trustees for the Anne Arundel Health System and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations.

Gary G. Nakamoto

Age: 52

Director since: 2011

Independent

Committees: Compensation

Skills and qualifications:

Experience in the government contracting field, executive management experience in the technology industry, extensive knowledge of the Northern Virginia market, and familiarity with local, state and national government.

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm located in McLean, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. Mr. Nakamoto currently serves on the State Council of Higher Education for Virginia, as a trustee for the Inova Health Foundation, and is a board member of the Virginia Chamber of Commerce.

9

Dennis A. Starliper

Age: 70

Director since: 2010

Independent

Committees: Audit Chairman, Executive and Governance, Nominating

Skills and qualifications:

deep industry experience; executive management experience with a publicly traded company; risk management experience and financial expertise.

Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years. He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer. He is a CPA and holds an MBA from Southeastern University. He is currently an adjunct professor of Finance and Accounting for the Brown School of Business and Leadership at Stevenson University. Mr. Starliper currently chairs the Audit Committee and has been designated by the board as the Audit Committee’s financial expert.

Corporate Governance and Other Matters

The board remains committed to setting a tone of the highest ethical standards and performance for our management, officers, and the Company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of the Company and its shareholders. The policy may be found on our investor relations website at www.sandyspringbank.com.

In addition, our board of directors has adopted a Code of Business Conduct (“Code”) applicable to all directors, officers, and employees of the Company and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by the Company and its subsidiaries. The Code is intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing rules of Nasdaq Stock Market, Inc. The Code of Business Conduct may be found on our investor relations website at www.sandyspringbank.com.

Director Independence

No more than two inside directors may be on the board at any one time. The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent. The board complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market, federal securities and banking laws and the additional standards included in our Corporate Governance Policy.

Plurality Plus Resignation Policy

In response to feedback from our shareholder engagement efforts, the board revised the Corporate Governance Policy in 2017 to require an incumbent director to promptly submit a letter of resignation if he or she receives more “withhold” votes than “for” votes in an uncontested election at an annual meeting of shareholders. The resignation will be considered by the Nominating Committee who will make a recommendation to the board. The board must act on that recommendation within 120 days after the annual meeting.

Board Leadership Structure, Education and Self-Assessment Process

The Company’s bylaws provide for the annual election of a chairman of the board from among the directors, and the Corporate Governance Policy states it is the board’s policy to separate the offices of the chairman and the chief executive officer. This separate role allows the chairman to maintain independence in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee, which is comprised of the chairmen of the other standing committees (see Executive and Governance Committee description below) and the President and CEO.

10

The board is committed to self-improvement and has established an annual self-assessment process that evaluates a different aspect of board effectiveness each year. In 2016, that process was facilitated by The Center for Board Excellence (“CBE”), an independent consultant. All directors completed an assessment of board effectiveness. The results of the evaluation were compiled by CBE, and a written report was given to the chairman and discussed with the board in executive session.

Board’s Role in Risk Oversight

The board fulfills a significant role in the oversight of risk in the Company both through the actions of the board as a whole and those of its committees. In 2014 the board replaced the Credit and Investment Risk Committee with the Risk Committee. The Risk Committee was chartered to assume all of the duties and responsibilities of the former committee and given expanded responsibilities for broad risk oversight. The Risk Committee receives regular reports on: credit risk, asset quality, the adequacy of the allowance for loan losses, investment risk profiles, interest rate risk, liquidity, capital adequacy, cybersecurity, vendor management, corporate insurance, litigation management and regulatory compliance. The Compensation Committee reviews reports on risk to the company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audit and review process. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the Company and coordinates the findings with the Risk Committee through a liaison member who serves on both committees.

Board Committees

The board of directors has the following standing committees: Audit, Executive and Governance, Nominating, Compensation, and Risk. The charter for each committee may be found on our investor relations website at www.sandyspringbank.com. Each committee’s function is described as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring: 1) the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002; 2) compliance with legal and regulatory requirements; and 3) the independence and performance of internal and external auditors. The Audit Committee is directly responsible for the appointment and oversight of the external auditor, including review of their qualifications and compensation. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. The board has determined that Dennis A. Starliper, a former chief financial officer of a publicly traded company, qualifies as an audit committee financial expert under the Nasdaq listing rules and applicable securities regulations.

Executive and Governance Committee - This committee conducts board business between regular meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in governing the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee is comprised of the chairmen of the standing committees of the board, the chairman of the board, and the president and CEO.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing rules. With the exception of the president and CEO, the same directors serving on the Executive and Governance Committee also serve on the Nominating Committee. The Nominating Committee makes recommendations to the board with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general criteria and particular goals and needs of the Company for additional competencies or characteristics. The committee also has the authority to engage an outside search firm to source qualified candidates. See page 5 for a discussion of the nomination process.

11

Compensation Committee – Members of this committee are independent directors within the meaning of the Nasdaq listing rules. The Compensation Committee is responsible for developing executive compensation philosophy and determining all elements of compensation for executive officers including base salaries, short-term incentive compensation, equity awards, and retirement benefits. In addition, the committee considers other compensation and benefit plans on behalf of the board as required by regulation. The committee is charged with assessing whether the compensation plans encourage or reward unnecessary or excessive risk-taking by participants. The committee is also responsible for reviewing and making recommendations for non-employee director compensation and administering the Company’s equity compensation plans.

Risk Committee – The Risk Committee is responsible for assisting the board in its oversight of the Company’s enterprise risk management, including the review and approval of significant policies and practices concerning the various risks described in its charter as well as the analysis and assessment of potential risk in order to make recommendations to the board on strategic initiatives. The board delegates to the Risk Committee the oversight of specific risks as mandated by law or regulation, the authority to manage the Company’s affairs with regard to risk and the authority to handle unresolved issues referred to it by the board for further deliberation and recommendation.

Current Board Committee Membership and Number of Meetings

Name	Executive & Governance	Nominating	Audit	Compensation	Risk
Number of meetings in 2016	6	2	8(1)	7	6
Abutaleb, Mona			X		X
Ralph F. Boyd, Jr.				X
Mark E. Friis					X
Susan D. Goff			X
Robert E. Henel, Jr.	X	X			Chair
Pamela A. Little	X	X		Chair
James J. Maiwurm			X	X
Gary G. Nakamoto				X
Robert L. Orndorff(2)	Chair	X	X	X	X
Craig A. Ruppert	X	Chair
Daniel J. Schrider	X				X
Dennis A. Starliper	X	X	Chair

(1) The Audit Committee met four times in person and four times by teleconference to approve earnings releases.

(2) As chairman of the board, Mr. Orndorff is an ex officio member of all committees.

Director Attendance at Board and Committee Meetings

Each of our directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year. During 2016, the board held 11 meetings with overall attendance averaging 98%. In accordance with the Corporate Governance Policy, all incumbent directors attended well over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The board of directors believes it is important for all directors to attend the annual meeting of shareholders to show support for the Company and to provide an opportunity to interact with shareholders directly. It is our policy that directors should attend the annual meeting of shareholders unless unable to attend by reason of personal or family illness or other urgent matters. All of our directors were in attendance at the 2016 annual meeting.

12

Director Compensation

Cash Compensation

Only non-employee directors are compensated for their service as board members. The Compensation Committee is responsible for reviewing director compensation and will periodically commission a market comparison to ensure compensation levels are appropriate and commensurate with peer companies. Such an analysis was completed in 2015, and compensation levels were unchanged in 2016.

During 2016, the chairman received an annual cash retainer of $42,000, and each director, other than Mr. Schrider, received an annual cash retainer of $15,000. The committee chairmen received an additional annual cash retainer as follows: Audit Committee $9,000; Compensation Committee $7,000; Executive and Governance $5,000; Nominating Committee $5,000; and Risk Committee $5,000. Board meeting attendance fees were fixed at $1,200 per board meeting and $1,000 per committee meeting.

Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors who attended a regular board meeting by phone were paid a reduced meeting fee of $500. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. All directors of the Company also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation. All meetings of the board and its committees are considered joint meetings of the holding company and the principal subsidiary.

Equity Compensation

On March 16, 2016, directors received a grant of restricted stock of $25,000 of Company common stock. The restricted stock will vest over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause.

Director Fee Deferral Plan

Directors are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan. The amounts deferred accrue interest at 120% of the long-term Applicable Federal Rate, which is not considered “above market” or preferential. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service. In the event a director dies during active service, the Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan

Each director has the option of using from 50% to 100% of his or her annual retainer fee to purchase newly issued common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

13

2016 Non-Employee Director Compensation

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option	Compensation
Name	(1)	(2)	Awards	(3)	Total

Mona Abutaleb	$35,800	$25,000		$673	$61,473
Ralph F. Boyd, Jr.	$36,800	$25,000		$1,789	$63,589
Mark E. Friis	$41,400	$25,000		$1,883	$68,283
Susan D. Goff	$34,000	$25,000		$1,883	$60,883
Robert E. Henel, Jr.	$41,000	$25,000		$1,883	$67,883
Pamela A. Little	$46,000	$25,000		$1,883	$72,883
James J. Maiwurm	$39,000	$25,000		$673	$64,673
Gary G. Nakamoto	$35,900	$25,000		$1,883	$62,783
Robert L. Orndorff	$79,800	$25,000		$1,883	$106,683
Craig A. Ruppert	$40,000	$25,000		$1,883	$66,883
Dennis A. Starliper	$45,000	$25,000		$1,883	$71,883

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 13.
(2)	On March 16, 2016 the directors were granted 910 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $27.46 per share. On Dec. 31, 2016, each non-employee director, other than Ms. Abutaleb and Mr. Maiwurm, had 1,883 shares of restricted stock. Ms. Abutaleb and Mr. Maiwurm each had 910 shares of restricted stock.
(3)	Amounts in this column represent dividends paid on restricted stock.

Stock Ownership Requirements for Directors

According to the Company’s bylaws, qualified directors are required to hold unencumbered shares of common stock with a fair market value of $1,000. The Corporate Governance Policy requires this minimum ownership position to increase with each year of service up to the lesser of 5,000 shares or $175,000 in fair market value by January 1st following the director’s fifth anniversary of service. All of the directors exceed the requirements of the policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and any persons who own more than ten percent of a registered class of the Company’s equity securities file reports of ownership and changes in ownership with the SEC. Specific dates for such filings have been established by the SEC, and the Company is required to report in this proxy statement any failure to file reports in a timely manner in 2016. Based solely on the review of the copies of forms it has received and the written representation from each person, all the executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2016.

14

Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of February 3, 2017, with respect to the shares of common stock beneficially owned by each director and director-nominee, by the 2016 named executive officers, and by all directors and executive officers as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and executive officers as a group own 2.6% of outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total
Mona Abutaleb	45	910	-	955
Ralph F. Boyd, Jr.	2,426	1,883	-	4,309
Mark E. Friis	36,405	1,883	-	38,288
Susan D. Goff	25,338	1,883	-	27,221
Robert E. Henel, Jr.	7,945	1,883	-	9,828
Pamela A. Little	18,344	1,883	-	20,227
James J. Maiwurm	1,261	910	-	2,171
Gary G. Nakamoto	4,614	1,883	-	6,497
Robert L. Orndorff	163,770	1,883	-	165,653
Craig A. Ruppert	75,005	1,883	-	76,888
Dennis A. Starliper	8,210	1,883	-	10,093
Daniel J. Schrider (4)	53,442	33,013	-	83,745
Philip J. Mantua(5)	35,421	14,364	-	48,573
Joseph J. O’Brien(6)	28,497	15,911	-	43,122
R. Louis Caceres	17,535	14,922	-	31,245
Ronald E. Kuykendall(7)	22,820	10,920	-	32,856
All directors and all executive officers as a group (18 persons)	511,054	125,593	3,213	630,880

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 3, 2017 and within 60 days thereafter.
(4)	Mr. Schrider’s shares include 9,181 shares held through employee benefit plans.
(5)	Mr. Mantua’s shares include 14,900 shares held through employee benefit plans.
(6)	Mr. O’Brien’s shares include 4,695 shares held through employee benefit plans.
(7)	Mr. Kuykendall’s shares include 5,539 shares held through employee benefit plans.
15

Owners of More than 5% of Sandy Spring Bancorp, Inc. Common Stock

This table lists the beneficial owners of more than 5% of outstanding common stock as of December 31, 2016.

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	1,839,507	(1)	7.70%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,690,268	(2)	7.08%

(1)	According to the Schedule 13G filed by Blackrock, Inc., with the SEC on January 27, 2017, BlackRock, Inc., has sole voting power with respect to 1,786,431 shares and sole dispositive power with respect to 1,839,507 shares.
(2)	According to the Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2017, Dimensional Fund Advisors had sole voting power with respect to 1,619,337 shares and sole dispositive power with respect to 1,690,268 shares. These securities are owned by various investment funds, trusts and accounts for which Dimensional Fund Advisors or one of its subsidiaries serves as an adviser or sub-advisor. In its role as investment advisor, sub-advisor or manager, Dimensional Fund Advisors or its subsidiaries may possess voting and/or investment power over the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional Fund Advisors is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors disclaims beneficial ownership of such securities.

Transactions and Relationships with Management

Directors and officers of the Company obtain banking products and services from Sandy Spring Bank in the normal and ordinary course of business. Such services may include but are not limited to deposit accounts, loans, trust services, asset management, and insurance for personal or business needs. These products and services are provided on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company and the Bank. In the opinion of management, these transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by disinterested directors. Extensions of credit to directors or officers of the Company and Bank are subject to approval by the disinterested members of the Risk Committee per the terms of Regulation O and Bank policy. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board. Related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are subject to review by the independent directors with the affected director not present or voting. No such transactions occurred in 2016.

16

Compensation Discussion and Analysis

The following discussion and analysis is intended to provide shareholders with a detailed description of the Company’s executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining executive compensation for the Company’s named executive officers, as identified by the Company pursuant to the rules of the Securities and Exchange Commission. This discussion should be read in conjunction with the compensation tables and accompanying narrative that can be found starting on page 26. For 2016, the named executive officers were:

Daniel J. Schrider	President, Chief Executive Officer
Philip J. Mantua	EVP, Chief Financial Officer
Joseph J. O’Brien, Jr.	EVP, Commercial and Retail Banking
R. Louis Caceres	EVP, Wealth Management, Insurance, Mortgage, and Private Banking
Ronald E. Kuykendall	EVP, General Counsel and Secretary

Executive Summary

We design our executive compensation program to be consistent with our compensation philosophy, to support long-term growth, to reward performance, and to be competitive among our peers. In 2016, we made several enhancements to our practices that further align compensation with shareholder interests.

2016 Company Performance Highlights

•	Achieved record net earnings of $48.3 million or $2.00 per diluted share in 2016, 6% over 2015.
•	Total assets increased 9% to reach over $5 billion for the first time in the Company’s history.
•	Achieved strong organic loan growth of 12% in total loans led by 17% growth in commercial loans.
•	Grew total deposits by 10% while the core deposits of noninterest-bearing and interest-bearing accounts, the cornerstone to building client relationships, grew by 12% for the same period.
•	Return on average assets and average equity were 1.02% and 9.15% respectively in 2016 compared to 1.01% and 8.73% in 2015.
•	Increased net interest income by 8% in 2016 over 2015.
•	Increased the net interest margin to 3.49% despite a stable interest rate environment.
•	Decreased nonperforming assets to 0.66% of total assets compared to 0.80% at the end of 2015.
•	Maintained strong capital levels as we ended the year with a total risk-based capital ratio of 12.8%.
•	Increased the dividend to shareholders by 9.0% to $0.98 per share in 2016.

2016 Executive Compensation Decisions

The Compensation Committee began its work on executive compensation for 2016 by reviewing the established compensation philosophy, the Company’s 2015 financial performance and the goals and objectives set forth in the 2016 financial plan. The committee took the following actions:

•	In response to feedback from investors in 2015 and after reviewing trends in the market, the committee approved the use of performance-based vesting for a portion of the equity granted to executive officers on March 16, 2016. In addition, award agreements for 2016 equity awards do not provide for immediate, accelerated vesting upon a change in control. Please see Long-Term, Equity-Based Compensation on page 21.

•	The committee worked with Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to gain market and industry perspective for consideration in their compensation decisions for base salary adjustments and benchmarking compensation elements and practices against peers.

•	The committee approved the performance metrics, or corporate goals, for the 2016 annual cash award paid to executives. These corporate goals that were directly aligned with the financial plan approved by the board. Based on the Company’s performance relative to these goals, executives received cash awards equal to 102.18% of target as described under Short-Term Incentive Compensation on page 19.

17

•	The committee approved the 2016 criteria for the Executive Incentive Retirement Plan (“EIRP”) based on return on average assets compared to a defined group of peer banks. The resulting deferred cash contributions for the executive participants were 11.50% of base salary for Mr. Schrider and 9.0% for the other named executive officers

“Say On Pay” Vote and Shareholder Alignment

On May 4, 2016, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 91.2%, an increase from the prior year. We attribute this improvement to our shareholder engagement efforts and being responsive to shareholder concerns.

For example, the committee approved the use of performance-based vesting for a portion of the 2016 equity awards for the first time. In addition, the committee consistently utilizes the following practices to ensure executive compensation is aligned with shareholder interests:

•	Short-term cash incentives require minimum Company performance and are capped at maximum levels.
•	A significant portion of compensation is performance-based.
•	Executive stock ownership guidelines require executives to maintain a meaningful ownership position.
•	There are no excise tax gross-ups in any agreement with executives.
•	Change in control severance arrangements require a double trigger to be paid.
•	Incentive compensation is subject to recoupment under the Company’s “clawback” policy.

Executive Compensation Philosophy

The Company’s executive compensation philosophy has several objectives:

•	achieve the stated objectives in the strategic plan;
•	attract, retain, and motivate the talent needed to achieve the strategic objectives;
•	be competitive in comparison to peer banks;
•	reward a balanced approach to short and long-term performance;
•	link executives’ interests with those of shareholders; and
•	ensure executives are not encouraged or rewarded for taking excessive risk.

The committee strives to ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to performance and shareholder value. See Elements of Compensation on page 19 for information on how the committee allocates compensation to further the Company’s compensation philosophy.

Factors for Determining Compensation

Goal Setting for Compensation Purposes

On an annual basis, the board of directors approves the Company’s annual financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement that support the long-term objectives expressed in the strategic plan. Once the financial plan is approved by the board of directors, the performance measures and targets for incentive-based compensation are derived from the financial plan. Mr. Schrider and Mr. Mantua report on the Company’s performance to the board of directors at each regularly scheduled meeting.

Peer Group Benchmarking

A critical element of the Company’s compensation philosophy is a comparative analysis of the compensation mix and levels relative to a peer group of publicly traded, commercial banks. This analysis is a key driver of specific compensation decisions for the named executive officers, and ensures proper alignment between our performance and compensation programs relative to peers thus enabling the Company to attract and retain executive talent through competitive compensation programs.

18

Each year the committee reviews the peer group to determine if adjustments are necessary. For 2016, the committee selected publicly traded banks with assets between approximately $2.5 to $8.5 billion in 2015 and from the greater Mid-Atlantic region. The median asset size was $4.8 billion which placed the Company at the 48th percentile in asset size at the time. Pearl Meyer applied customary statistical tools to compensate for the age of the data and the geographic cost of living differences. Peer proxy data was also supplemented with survey data from national banking surveys compiled by Pearl Meyer, Kenexa, and the American Bankers Association. The 2016 peer group included the following 18 banks:

Cardinal Financial Corporation	VA	Lakeland Bancorp, Inc.	NJ
ConnectOne Bancorp, Inc.	NJ	Peapack-Gladstone Financial Corp.	NJ
City Holding Company	WV	S&T Bancorp, Inc.	PA
Customers Bancorp, Inc.	PA	Tompkins Financial Corp.	NY
Eagle Bancorp, Inc.	MD	TowneBank	VA
First Commonwealth Financial Corp.	PA	Tri-State Capital Holdings, Inc.	PA
Financial Institutions, Inc.	NY	Union Bankshares Corporation	VA
First of Long Island Corporation	NY	WesBanco, Inc.	WV
Flushing Financial Corporation	NY	Yadkin Financial Corporation	NC

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. The committee did not exercise any discretion to adjust or change the models for 2016.

Elements of Compensation

Base Salary

Base salary is the fundamental element of executive compensation, and the committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considered the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, and the executive's past performance. The committee seeks to pay a base salary relative to the median of the market and commensurate with the individual’s experience and performance. Mr. Schrider submitted recommendations to the committee for executive officers other than himself. Base salaries were adjusted effective March 27, 2016 as shown in the following table.

Name	Base Salary	Amount of Increase	New Base Salary	Percent Increase
Daniel J. Schrider	$581,400	$17,400	$598,800	2.99%
Philip J. Mantua	$325,000	$15,000	$340,000	4.62%
Joseph J. O’Brien, Jr.	$345,000	$13,000	$358,000	3.77%
R. Louis Caceres	$325,000	$10,000	$335,000	3.08%
Ronald E. Kuykendall	$271,000	$9,000	$280,000	3.32%

Short-Term Incentive Compensation

Our annual incentive plan is a short-term, cash compensation plan designed to recognize and reward participants for their success in achieving specific Company goals. In 2016, the performance measures were tied directly to the Company’s 2016 financial plan and were selected because they contribute to the long-term viability of the Company; develop immediate and future revenue; and build the Company’s general franchise value. The goals have been consistent in recent years, and reflect the committee’s intention to reward performance based on core operating metrics. The committee also believes that multiple goals provide a balanced approach that discourages excessive risk-taking by participants, all of which is consistent with our compensation philosophy.

19

Each corporate goal was assigned a “threshold” or minimum performance level, a “target” level of performance, and a “maximum” level at which the award opportunity was capped. For achievement of threshold level, each executive participant would earn 50% of his or her respective target opportunity. Achievement of the target performance level would earn the target award, and achievement at or above the maximum performance level would earn 150% of the target opportunity. Results for any goal that falls between performance levels would be interpolated to calculate a proportionate award.

Generally speaking, target levels were based on the planned or expected performance for the year that would support the Company’s strategic plan. Threshold levels represented a minimum level of acceptable improvement over the prior year while the maximum was set at a proportionate stretch level that would be potentially attainable under ideal conditions. A relative weight was assigned to each goal to prioritize importance. Finally, the committee established a minimum performance trigger of 90% of planned net income.

The corporate goals selected for 2016 include two non-GAAP measures: pre-tax, pre-provision net income and a traditional efficiency ratio. Management believes that these measures focus on the core operating results of the Company and provide a meaningful comparison of performance from year to year and among peers. In response to concerns raised by the SEC regarding the use of non-GAAP measures, the Audit Committee engaged in a discussion with management to review the use of such measures in financial disclosures. The Audit Committee reported the results of this discussion to the board and noted the Company is believed to be in compliance with all disclosure requirements. The Compensation Committee is therefore comfortable utilizing these measures for compensation purposes. A full discussion regarding the use of these measures may be found in the Annual Report on Form 10-K for the year ended December 31, 2016.

The committee reviewed the results for the established goals before exercising its authority to approve the cash payments to the executives on February 7, 2017. The committee first determined that the trigger net income level was surpassed permitting awards to be paid. The committee then reviewed the actual performance to the goals as set forth below. To calculate the payment level, the weight for each goal was multiplied by the level of achievement for that goal. The sum of all payment levels equaled 102.18% of target.

The performance measures, respective weights, target and actual performance levels for 2016 were:

Corporate Goal	Target Performance Level	Actual 2016 Performance	Goal Achievement Level	Weight	Payment Level
Pre-tax, Pre-provision, Net Income Growth	13.18%	12.55%	96.14%	25%	24.04%
Fee-based Revenue Growth(1)	9.88%	6.55%	65.88%	15%	9.88%
Efficiency Ratio	58.64%	58.66%	99.61%	15%	14.94%
Nonperforming Assets to Total Assets	0.72%	0.66%	142.86%	15%	21.43%
Average Loan Growth	11.19%	12.24%	118.68%	15%	17.80%
Average Core Deposit Growth(2)	8.05%	7.44%	93.93%	15%	14.09%
				100%	102.18%
(1)	Fee-based revenue sources were defined as: gains on sale of mortgages, insurance commissions, revenue from West Financial Services, bank card fees, and trust fee income.
(2)	Core deposits were defined as: checking and savings accounts, money market accounts, and repurchase agreements.

20

The following table shows the calculation of the 2016 annual cash incentive award for each named executive officer at 102.18% of the target opportunity.

Name	Target Opportunity	Base Salary	Payment Level Earned at 102.18%	2016 Cash Award
Daniel J. Schrider	50%	$598,800	51.09%	$305,925
Philip J. Mantua	40%	$340,000	40.87%	$138,964
Joseph J. O’Brien, Jr.	40%	$358,000	40.87%	$146,321
R. Louis Caceres	40%	$335,000	40.87%	$136,920
Ronald E. Kuykendall	35%	$280,000	35.76%	$100,136

Long-Term, Equity-Based Compensation

The Company’s established compensation philosophy identifies equity-based compensation as an effective means of creating a link between the interests of our shareholders, the performance of the Company and the retention of executive management. The committee utilized performance and time-vested restricted stock awards to accomplish these objectives.

The committee traditionally considers equity awards in March in conjunction with the annual performance review process. Therefore, the awards made in March 2016 recognized 2015 Company and individual performance. The percentage values of the awards were based on the market analysis provided by Pearl Meyer. The committee established the median of peer data as the target opportunity, and awarded restricted stock to each executive consistent with the target. The awards were expressed as a percentage of base salary as of December 31, 2015, and were approved by the committee on March 16, 2016 as follows: 50% for Mr. Schrider, 40% for Messrs. Mantua, O’Brien, and Caceres, and 35% for Mr. Kuykendall. The values are provided in the Grants of Plan-Based Awards table on page 28.

Under the 2015 Omnibus Incentive Plan, the number of shares constituting the restricted stock award is determined by the closing stock price on the day before the grant date. The actual number of shares was rounded to the nearest whole share.

In response to feedback from shareholders and investors, the committee added a performance-based component to the 2016 grants that ties a portion of the award to our shareholder return. For each award, 75% of the value was awarded in restricted stock that will vest in equal increments over five years, and the remaining 25% will vest based upon the achievement of three-year total shareholder return (“TSR”) compared to a market index of U.S. banks between 50% and 150% of the Company’s asset size. The achievement of median compared to the index will result in vesting the shares at the target level. Achievement of the 75th percentile compared to peers will result in the maximum award of 150% of the target level. Threshold performance was set at the achievement of the 40th percentile compared to peers and will result in 50% of the target level. Actual performance will be interpolated to calculate a proportionate award. The Performance Period for these shares was established as January 1, 2016 to December 31, 2018, and the average stock price for the 20 days preceding the beginning and ending of the performance period will be used for comparison.

Both the time-based and performance-based restricted stock will vest immediately upon the death or disability of the executive. The performance-based awards will vest at the target level adjusted proportionately for the number of days elapsed in the performance period.

Upon a change in control, neither the time-based nor performance-based restricted stock is subject to accelerated vesting nor cash settlement except to the extent that the definitive agreement for the change in control provides for such accelerated vesting or cash settlement. Performance criteria will be deemed to be satisfied at the target level and awards will vest solely by reference to the executive’s continued employment. If, however, within twelve months after the change in control, the executive’s employment terminates, other than for just cause, the award will fully vest. Additional detail is provided in the Grants of Plan-Based Awards table on page 28.

21

Deferred Compensation and Retirement Benefits

Executive Incentive Retirement Plan

All executives participate in a nonqualified, deferred compensation plan known as the Executive Incentive Retirement Plan (“EIRP”). Unlike most executive supplemental retirement plans, the EIRP provides contributions in consideration of the Company’s performance each year. Executives receive a minimum contribution of 3% of base salary with the opportunity for increased contributions based on identified performance criteria. For 2016, the committee established the attainment of return on average assets (“ROAA”) compared to the median of a regional group of peer banks. This peer group used the same criteria as the peer group described on page 18, asset size and regional geography, and was updated at the end of the performance period on December 31, 2016. The 2016 schedule for deferral contributions was approved as follows:

Return on Average Assets Percentile Versus Peer Group	Deferral Contribution for Executive Officers % of Base Salary	Deferral Contribution for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
81% to 90%	4.500%	5.125%
91% to 100%	6.500%	7.250%
101% to 110%	7.500%	9.375%
111% to 120%	9.000%	11.500%
121% to 130%	10.500%	13.625%
131% to 140%	12.000%	15.750%
141% to 150%	13.500%	17.875%
151% or above	15.000%	20.000%

In 2016, ROAA for the Company was 1.02%. Compared to the peer group median of 0.92%, the Company achieved 111% of the peer group’s result, yielding a deferral contribution of 11.50% for Mr. Schrider and 9.0% for the other executive officers. The contributions are calculated in the following table.

Name	Payment Level Earned	Base Salary	2016 Deferral Contribution
Daniel J. Schrider	11.50%	$598,800	$68,862
Philip J. Mantua	9.00%	$340,000	$30,600
Joseph J. O’Brien, Jr.	9.00%	$358,000	$32,220
R. Louis Caceres	9.00%	$335,000	$30,150
Ronald E. Kuykendall	9.00%	$280,000	$25,200

The amounts of the 2016 deferral contributions are shown in the Nonqualified Deferred Compensation Plans section beginning on page 29 along with a description of the terms and conditions for balances paid under the EIRP. The 2016 deferral contributions are also included in the Summary of Compensation table on page 26, and potential awards are further described in the Grants of Plan-Based Awards table on page 28.

401(k) Plan

The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bank 401(k) Plan. The 401(k) Plan provides a 100% match on the first 3% of salary deferred and a 50% on the next 2% of salary deferred up to the maximum allowed by the IRS regulations.

Pension Plan

The Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen. Of the named executive officers, Mr. Schrider, Mr. Mantua, Mr. Caceres, and Mr. Kuykendall are participants. The accumulated benefit for each may be found in the Pension Benefits table on page 29.

22

Nonqualified Deferred Compensation Plan

Executives and other officers who are eligible may participate in the Sandy Spring Bank Deferred Compensation Plan as described on page 30. Currently, only Mr. O’Brien participates in this plan.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2016, perquisites for all of the named executive officers included eligibility for a company-paid, supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which, if applicable, are represented under “All Other Compensation” in the Summary of Compensation table on page 26.

In addition, Mr. Schrider receives the use of a company-paid vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

Role of the Compensation Committee, Management and Compensation Consultants in the Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee is made up of all independent directors as required under the Nasdaq listing rules. Details on the committee's functions are described in the committee’s charter, which has been approved by the board of directors and is available on our Investor Relations website.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. For 2016, the committee engaged an independent consulting firm specializing in executive compensation.

In 2016, the committee reviewed and approved all aspects of compensation plans and policies applicable to the named executive officers, including participation and performance measures. In carrying out its duties, the committee considered the relationship of corporate performance to total compensation; set salary and bonus levels and equity-based awards for executive officers; and reviewed the adequacy and effectiveness of various compensation and benefit plans. The chairman of the committee reported committee actions to the board of directors following each committee meeting.

The committee worked closely with Mr. Schrider to review and discuss his recommendations for the other executive officers. The committee also considered the market analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each executive.

The CEO performance evaluation for 2015 was coordinated by Center for Board Excellence and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used this evaluation in compensation decisions concerning Mr. Schrider.

23

Role of Management

In 2016, Mr. Schrider and the executive officers, as customary, were responsible for the development of the annual business and financial plans as well as a long-term strategic plan, which were reviewed and approved by the board of directors. The financial plan provided the foundation for setting the performance goals and targets to be achieved during the fiscal year that were included in incentive compensation plans.

Utilizing the analysis provided by the compensation consultant and at the direction of the committee, Mr. Schrider developed recommendations for executive compensation other than his own. Mr. Kuykendall provided the committee with legal interpretation and guidance on governance issues. Mr. Mantua provided the committee with information regarding the Company’s performance and comparisons with peer banks’ performance.

Messrs. Schrider, Mantua, and Kuykendall, as well as other members of management regularly attended portions of the Compensation Committee meetings where company performance, market considerations, and legal analyses were discussed. However, management was not present during final deliberations on executive compensation, and only committee members voted on executive compensation matters.

Role of Independent Compensation Consultant

The committee engages an independent executive compensation consultant to provide commentary, analysis and expertise relating to executive compensation. For 2016 compensation decisions, the committee engaged Pearl Meyer. The committee reviewed the Nasdaq independence standards and determined Pearl Meyer to be independent with no identified conflicts of interest.

The committee considered a market analysis compiled by Pearl Meyer when deliberating compensation decisions for 2016. This analysis included, but was not limited to, an assessment of the Company’s compensation programs compared to its peers, recommendations for total direct compensation and target direct compensation as well as long-term incentive compensation and supplemental executive retirement benefits. The analysis provided the committee with a broad array of information with which to assess the Company’s compensation program, and it served as a foundation for compensation decisions. The committee had direct access to the consultant and control over the engagement at all times.

Additional Compensation Policies, Practices and Considerations

Stock Ownership Requirements for Executives

In response to investor feedback, the board approved formal stock ownership requirements for executives in 2016. The guideline states that the CEO is required to own shares valued at three times his or her base salary, and other executive officers are required to own shares valued at one times his or her base salary. The officer has five years from the date of hire or promotion to be compliant with these guidelines. All of the named executive officers own Company common stock in excess of this requirement.

Clawback Policy

In 2012, the board approved a Policy for the Recovery of Performance Compensation, also known as a “clawback” policy. The policy states that in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, the Company, at the direction and sole discretion of the Compensation Committee and the board of directors, will recover from any current or former executive officer of the Company who received incentive-based compensation during the three years preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

24

Impact of Accounting and Taxation on the Form of Compensation

The committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. Section 162(m) of the Internal Revenue Code concerns the tax deductibility of compensation paid to the CEO and each of the three highest compensated officers, other than the principal financial officer. The deduction is generally limited to $1 million unless the compensation qualifies as “performance-based” or falls under other specified exceptions. As executive compensation continues to approach this threshold, the committee structured the 2015 Omnibus Incentive Plan, approved by shareholders in 2015, to be compliant with Section 162(m). The committee believes in maintaining a competitive structure that may result in non-deductible compensation expenses if such a structure is in the best interests of the Company and our shareholders.

Risk Assessment of Compensation Policies and Practices

The committee, in consultation with management, reviewed a risk assessment of compensation policies and practices applicable to the named executive officers. The assessment covered areas such as balance of performance measures, sustainability of performance, alignment with board approved plans, alignment with shareholder interests, support between short-term and long-term objectives, recoupment of compensation paid in error, and whether compensation plans are designed to protect the company while effectively motivating and rewarding management.

The committee found that the Company’s compensation plans, policies, and practices do not encourage or motivate executive officers to take unnecessary or excessive risks that would pose a material threat to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommends to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

February 7, 2017	Pamela A. Little, Chairman
Ralph F. Boyd, Jr.
James J. Maiwurm
Gary G. Nakamoto
Robert L. Orndorff

25

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation for the named executive officers for the three most recent completed fiscal years.

Name and			Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation
Principal Position	Year	Salary	(1)	(2)	(3)	(4)	Total
Daniel J. Schrider	2016	$594,785	$289,660	$387,516	$23,781	$57,708	$1,353,450
President, Chief	2015	$600,692	$285,004	$366,795	$-	$61,681	$1,314,172
Executive Officer	2014	$555,462	$258,000	$245,091	$83,588	$55,092	$1,197,233
Philip J. Mantua	2016	$336,538	$129,550	$181,168	$12,525	$27,388	$687,169
EVP, Chief Financial	2015	$333,192	$123,612	$170,606	$-	$27,404	$654,814
Officer	2014	$306,577	$120,000	$114,348	$42,346	$25,703	$608,975
Joseph J. O'Brien, Jr.	2016	$355,000	$137,484	$184,012	$-	$43,746	$720,242
EVP, Commercial &	2015	$355,038	$133,201	$173,487	$-	$46,386	$708,112
Retail Banking	2014	$330,846	$130,000	$113,898	$-	$44,731	$619,475
R. Louis Caceres	2016	$332,692	$129,550	$176,861	$16,963	$44,232	$700,298
EVP, Wealth Mgmt,	2015	$333,865	$124,607	$168,589	$-	$47,942	$675,003
Mortgage, Insurance	2014	$309,077	$121,000	$112,747	$58,688	$45,095	$646,607
Ronald E. Kuykendall	2016	$277,923	$94,529	$139,400	$18,658	$26,948	$557,458
EVP, General	2015	$279,039	$91,202	$133,171	$-	$27,007	$530,419
Counsel & Secretary	2014	$258,115	$88,550	$93,964	$57,424	$24,876	$522,930

(1)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock, a portion of which vest ratably over five years and a portion that vests based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions related to these awards, see Note 12 to the Consolidated Financial Statements in the Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2016 – 2018 performance period assuming maximum level of performance is achieved: Mr. Schrider, $107,442; Mr. Mantua, $48,059; Mr. O’Brien, $50,981; Mr. Caceres, $48,059; and Mr. Kuykendall, $35,070.
(2)	The amounts reported are the total of the cash awards under the 2015 Omnibus Incentive Plan (“OIP”) and the Executive Incentive Retirement Plan (“EIRP”) and the earnings on existing EIRP balances as shown below:

	2016 Cash	2016	2016	Total Non-equity
	Awards Under	Contributions	Earnings on	Incentive Plan
	OIP	to the EIRP	EIRP	Compensation
Daniel J. Schrider	$305,927	$68,862	$12,727	$387,516
Philip J. Mantua	$138,965	$30,600	$11,603	$181,168
Joseph J. O’Brien, Jr.	$146,322	$32,220	$5,470	$184,012
R. Louis Caceres	$136,921	$30,150	$9,790	$176,861
Ronald E. Kuykendall	$100,136	$25,200	$14,064	$139,400

(3)	This column presents the change in present value of the accumulated benefit with respect to the Pension Plan for each year. See the table of Pension Benefits on page 29.

(4) This column consists of other items of compensation and the value of perquisites and personal benefits for the named executive officers including as applicable: supplemental long term care and disability insurance, executive health screening, and life insurance premiums. Mr. Schrider has the use of a company-owned vehicle. Each executive received dividends on restricted stock as follows: Mr. Schrider received $30,488; Mr. Mantua received $13,241; Mr. O’Brien received $14,795; Mr. Caceres received $13,885; and Mr. Kuykendall received $10,145. Messrs. O’Brien and Caceres each received $12,000 in car allowance. Each executive received $10,600 in 401(k) matching funds.

26

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2016. These awards are subject to forfeiture until vested, and the ultimate value of performance-based awards is unknown.

	Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, united or other rights that have not vested
		(#)(1)	($)(2)	(#)	($)
Daniel J. Schrider	3/28/2012	(3) 2,215	88,578
	3/27/2013	(4) 5,192	207,628
	3/05/2014	(5) 6,254	250,097
	3/18/2015	(6) 8,702	347,993
	3/16/2016	(7) 7,940	317,521	(8) 1,355	54,186
Philip J. Mantua	3/28/2012	(3) 836	33,432
	3/27/2013	(4) 2,082	83,259
	3/05/2014	(5) 2,909	116,331
	3/18/2015	(6) 3,774	150,922
	3/16/2016	(7) 3,551	142,004	(8) 606	24,234
Joseph J. O’Brien, Jr.	3/28/2012	(3) 1,067	42,669
	3/27/2013	(4) 2,570	102,774
	3/05/2014	(5) 3,152	126,048
	3/18/2015	(6) 4,067	162,639
	3/16/2016	(7) 3,769	150.722	(8) 643	25,714
R. Louis Caceres	3/28/2012	(3) 1,016	40,630
	3/27/2013	(4) 2,405	96,176
	3/05/2014	(5) 2,933	117,291
	3/18/2015	(6) 3,805	152,162
	3/16/2016	(7) 3,551	142,004	(8) 606	24,234
Ronald E. Kuykendall	3/28/2012	(3) 741	29,633
	3/27/2013	(4) 1,772	70,862
	3/05/2014	(5) 2,147	85,859
	3/18/2015	(6) 2,785	111,372
	3/16/2016	(7) 2,591	103,614	(8) 442	17,676

(1)	Awards made prior to 2016 were made under the 2005 Omnibus Stock Plan. Starting in 2016, awards were made under the 2015 Omnibus Incentive Plan.
(2)	Aggregate market values are based upon the closing price of $39.99 per share of Company common stock on December 31, 2016.
(3)	Remaining shares granted on March 28, 2012 will vest on March 28, 2017.
(4)	Remaining shares granted on March 27, 2013 will vest ratably on each April 1st through 2018.
(5)	Remaining shares granted on March 5, 2014 will vest ratably on each April 1st through 2019.
(6)	Remaining shares granted on March 18, 2015 will vest ratably on each April 1st through 2020.
(7)	Shares granted on March 16, 2016 will vest ratably beginning on April 1, 2017 and each April 1st through 2021.
(8)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award, if any, will be determined as of December 31, 2018 based on the 2016-2018 performance period.

27

Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers. These include restricted stock awards (“RSA”), performance-vested restricted stock awards (“PRSA”) and cash awards under the 2015 Omnibus Incentive Plan and the Executive Incentive Retirement Plan (“EIRP”) for 2016.

									All Other
									Stock
									Awards:	Grant Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Value of Stock
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			shares of	and Options
Name		Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	stock	Awards (3)
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Daniel J. Schrider	RSA	3/16/2016							7,940	218,032
	PRSA	3/16/2016				1,324	2,647	3,971		71,628
	Cash Award		$149,700	$299,400	$449,100
	EIRP		$17,964	$56,138	$119,760
Philip J. Mantua	RSA	3/16/2016							3,551	97,510
	PRSA	3/16/2016				692	1,184	2,368		32,039
	Cash Award		$68,000	$136,000	$204,000
	EIRP		$10,200	$25,500	$51,000
Joseph J. O'Brien, Jr.	RSA	3/16/2016							3,769	103,497
	PRSA	3/16/2016				628	1,256	2,512		33,987
	Cash Award		$71,600	$143,200	$214,800
	EIRP		$10,740	$26,850	$53,700
R. Louis Caceres	RSA	3/16/2016							3,551	97,510
	PRSA	3/16/2016				592	1,184	2,368		32,039
	Cash Award		$67,000	$134,000	$201,000
	EIRP		$10,050	$25,125	$50,250
Ronald E. Kuykendall	RSA	3/16/2016							2,591	71,149
	PRSA	3/16/2016				432	864	1,728		23,380
	Cash Award		$49,000	$98,000	$147,000
	EIRP		$8,400	$21,000	$42,000

(1)	The information in these columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	These columns show the range of possible awards for performance-based vesting of restricted stock. The awards will vest based on the achievement of total shareholder return (“TSR”) compared to an index of U.S. commercial banks of similar size over the 2016-2018 performance period. The number of shares awarded will range from a threshold of 50% of target for minimum performance at the 40th percentile, 100% of target for performance at the 50th percentile, to a maximum of 150% of target for performance at the 75th percentile. Actual performance will be interpolated to determine a proportionate award. Relative 3-year TSR below the 40th percentile will result in no award. Dividends on the unvested award accumulate additional shares determined by the market price on the dividend payment date, and these shares will be subject to the same performance vesting criteria as the original award. Upon death or disability of the executive, the award will vest at the target level adjusted proportionately for the number of days elapsed in the performance period. Upon a change in control, the performance criteria will be deemed satisfied at the target level, and the award will vest based on continued employment of the executive or per the terms of the definitive agreement evidencing the change in control. If the executive is terminated within twelve months after the occurrence of a change in control, other than for just cause, the award will become fully vested.
(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718. The grant date per share fair value for the RSA was $27.46, the closing price on the day before the grant date. The grant date per share fair value of the PRSA was determined by an independent, third-party valuation assuming the probable outcome for the performance criteria. The result was a valuation of $27.06 per share.

28

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2016.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized Upon
	on Vesting	Vesting (1)
Executive	(#)	($)
Daniel J. Schrider	11,238	$312,973
Philip J. Mantua	5,019	$139,887
Joseph J. O’Brien, Jr.	5,696	$158,688
R. Louis Caceres	5,423	$151,095
Ronald E. Kuykendall	3,880	$108,084

(1)	The value realized upon vesting is equal to the closing market price of Company common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for each named executive officer.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$316,082
Philip J. Mantua	Pension Plan	9	$190,695
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	-
R. Louis Caceres	Pension Plan	9	$241,054
Ronald E. Kuykendall	Pension Plan	8	$322,975
(1)	This plan and related valuation methods and assumptions are included in Note 13 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Mr. O’Brien does not participate in the Pension Plan.

Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. When the Pension Plan was active, earnings covered were total wages, including elective pre-tax contributions under the 401(k) Plan, bonuses, and other cash compensation up to the allowable limit under the Internal Revenue Code.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter, through December 31, 2007. The Pension Plan permits early retirement at age 55 after 10 years of service completed after December 31, 2000.

Nonqualified Deferred Compensation Plans

Executive Incentive Retirement Plan

All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”), a deferred compensation plan that replaced supplemental executive retirement agreements (“SERAs”) with the named executive officers. Prior balances carried over from the SERAs vest over 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Deferral contributions and earnings paid under the EIRP vest immediately. Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly.

29

The executive’s account balance (including vested balances accrued under the former SERAs) will be distributed to the executive per the terms of the EIRP following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan. The EIRP provides a minimum, annual contribution of 3% of base salary. Each year, the Compensation Committee determines the performance criteria by which a deferral bonus over the minimum may be earned as described under Deferred Compensation and Retirement Benefits on page 22.

Sandy Spring Bank Deferred Compensation Plan

Under the terms of Sandy Spring Bank Deferred Compensation Plan, participants may defer up to 25% of base salary and/or commissions earned during the year and up to 100% of bonus compensation. Interest accrues on the account balance at a rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly. The participant will receive the account balance following the six month anniversary of any separation from service.

The following table summarizes the contributions, earnings and balances for the named executive officers under the EIRP, and earnings from the Sandy Spring Bank Deferred Compensation Plan.

		Executive	Registrant	Aggregate		Aggregate
		Contributions in	Contributions in	Earnings in Last	Aggregate	Balance at Last
		Last Fiscal Year	Last Fiscal Year	Fiscal Year	withdrawals/	Fiscal Year End
Executive	Plan Name	(1)	(2)	(3)	Distributions	(4)

Daniel J. Schrider	EIRP	n/a	$68,862	$12,727	-	$559,476
Philip J. Mantua	EIRP	n/a	$30,600	$11,603	-	$477,881
Joseph J. O’Brien, Jr.	EIRP	n/a	$32,220	$5,470	-	$243,069
	NQDC	$-	n/a	$488		$16,467
R. Louis Caceres	EIRP	n/a	$30,150	$9,790	-	$407,540
Ronald E. Kuykendall	EIRP	n/a	$25,200	$14,064	-	$567,362

(1)	Participant contributions are not permitted under the EIRP.
(2)	Payments made under the EIRP in 2016 as described on page 22. These amounts are included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(3)	Earnings for the EIRP and NQDC accrue at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly. Earnings for the EIRP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 26. Earnings for the NQDC are not included in the Summary Compensation Table because they are not considered to be above-market or preferential.
(4)	As of December 31, 2016, $34,313 of Mr. O’Brien’s balance was unvested. The balances for the other named executives are fully vested.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

The Company and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the board of directors may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2019. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice 30 days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by the Company or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

30

In the event of a change in control during the term of the agreement, and, thereafter, if Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, as defined in the agreement, he will receive a lump-sum payment equal to three times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

Mr. Schrider’s agreement does not entitle him to receive any tax indemnification payments (a “gross-up”) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” If any payments to Mr. Schrider trigger such excise tax, he will be entitled to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua

The Company and the Bank entered into an employment agreement with Mr. Mantua on January 13, 2012 to provide for his employment as chief financial officer. The term of the present agreement ends on June 30, 2018. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional year so that the remaining term becomes two years. Mr. Mantua’s agreement does not automatically renew. The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. Mantua's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by Mr. Mantua with good reason, as defined in the agreement, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, Mr. Mantua’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. Mantua in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

31

Joseph J. O’Brien, Jr.

The Company and the Bank entered into an employment agreement with Mr. O’Brien on January 13, 2012 to provide for his employment as Executive Vice President for Commercial and Retail Banking. The present term of the agreement ends on June 30, 2018. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional year so that the remaining term becomes two years. Mr. O’Brien’s agreement does not automatically renew. The agreement addresses such matters as Mr. O’Brien’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. O’Brien's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, Mr. O’Brien will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by Mr. O’Brien with good reason, as defined in the agreement, Mr. O’Brien will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, Mr. O’Brien’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding 12 months plus the amount of any other compensation received for the past 12 months. Mr. O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. O’Brien in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Mr. O’Brien is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

R. Louis Caceres and Ronald E. Kuykendall

Mr. Caceres and Mr. Kuykendall each have a change in control severance agreement with the Company and the Bank. The change in control agreement has a term of two years, also known as the “Covered Period.” On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, as defined in the agreement, during the Covered Period, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits, including life and disability insurances, for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

32

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2016. Benefits payable under the Pension Plan, the 401(k) Plan, bank-owned life insurance, and vested balances under non-qualified, deferred compensation plans are not included.

	Daniel J.	Philip J.	Joseph J.	R. Louis	Ronald E.
	Schrider	Mantua	O’Brien, Jr.	Caceres	Kuykendall

Death:
Employment agreements	$-	$-	$-	n/a	n/a
EIRP(1)	$-	$-	$32,291	$-	$-
Equity awards(2)	$1,229,879	$534,026	$593,425	$556,341	$407,232
Total	$1,229,879	$534,026	$625,716	$556,341	$407,232
Disability:
Employment agreements(3)	$1,490,337	$509,602	$539,602	n/a	n/a
EIRP(1)	$-	$-	$32,291	$-	$-
Equity awards(2)	$1,229,879	$534,026	$593,425	$556,341	$407,232
Total	$2,720,216	$1,043,629	$1,165,318	$556,341	$407,232
Voluntary termination or retirement by executive:
Employment agreements	$-	$-	$-	n/a	n/a
EIRP	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$-	$-	$-	$-	$-
Termination by the Company without Just Cause or by executive with Good Reason:
Employment agreements(3)	$1,490,337	$695,948	$736,983	n/a	n/a
EIRP	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$1,490,337	$695,948	$736,983	$-	$-
Termination in connection with a change in control (CIC):
Employment or CIC agreements(3)	$2,771,197	$1,431,460	$1,513,258	$1,425,349	$1,138,300
EIRP(1)	$-	$-	$32,291	$-	$-
Equity awards(4)	$1,266,003	$550,182	$610,567	$572,497	$419,015
Total(5)	$4,037,201	$1,981,643	$2,156,116	$1,997,845	$1,557,315

(1)	Any unvested portion of the accumulated EIRP balance immediately vests upon death, disability or change in control, as shown above for Mr. O’Brien. The aggregate balances for the other executives are fully vested. The vested account balance will be distributed to the executive following termination of employment, unless terminated for Just Cause, either in a lump sum or in installments, based on the prior election of the executive.
(2)	Represents the value of unvested restricted stock grants that will vest upon termination according to the terms of each award agreement. In the event of the executive’s death or disability awards of time-vested restricted stock will fully vest. Awards that vest upon achievement of performance criteria will partially vest based on the number of days elapsed in the performance period at the time of death or disability. The amounts are calculated based on the closing price of Company common stock of $39.99 on December 31, 2016.
(3)	Assumes that in the event of termination Messrs. Schrider, Mantua and O’Brien would each receive his base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2016 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua and O’Brien. The total amount would be reduced by disability benefits payable under insurance programs maintained by the Company.
(4)	Equity awards granted under the 2005 Omnibus Stock Plan vest immediately upon a change in control. Restricted stock awards granted March 16, 2016 under the 2015 Omnibus Incentive Plan are not subject to accelerated vesting except to the extent the definitive agreement evidencing a change in control provides for such vesting and/or settlement or cash out of awards. Awards that vest based on the achievement of performance criteria will be deemed satisfied and fixed at the target level. However, if the executive terminates employment, other than for just cause, within twelve months of a change in control, then any remaining restricted stock will fully vest.
(5)	Other than with respect to Mr. Schrider, the payment shown is subject to reduction revision if the aggregate payments trigger the payment of the excise tax under Section 280G of the Internal Revenue Code.

33

PROPOSAL 2: A Non-Binding Resolution to Approve the Compensation

for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse the executive compensation program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors believes that the compensation practices of the Company are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of the Company and the interests of shareholders.

Voting Standard

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions and broker non-votes will have no effect on the voting. Accordingly, it is particularly important that beneficial owners of our stock instruct their brokers or nominees how to vote their shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: A Non-binding, Advisory Vote on the Frequency of Shareholder Approval of Compensation for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding, advisory vote on the frequency of shareholder approval of compensation for the named executive officers. At least every six years, shareholders will be given the opportunity to vote on whether the “say on pay” resolution (presented in Proposal 2 above) should be held every one, two, or three years.

The frequency vote is non-binding. The final decision on the frequency of the advisory vote on executive compensation remains with the board and/or its committees. However, the board will take into consideration the results of the frequency vote when making future decisions regarding the frequency of say on pay votes.

The Company currently submits to shareholders a nonbinding “say on pay” resolution annually in response to the preferred frequency selected by shareholders in 2011. The Compensation Committee, therefore, recommended the board continue this practice of annual “say on pay” resolutions.

34

Voting Standard

Shareholders will have the opportunity to vote for the following options for this proposal: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the board of directors’ recommendation. The option that receives the highest number of votes cast by shareholders will be deemed the preferred frequency for the advisory vote on the approval of compensation for the named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “EVERY ONE YEAR” AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON THE APPROVAL OF COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: The Ratification of the Appointment of

Ernst & Young LLP as the

Independent Registered Public Accounting Firm for the Year 2017

The Audit Committee (“the committee” in this section) has engaged Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the year 2017. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2018.

In reaching its decision to engage Ernst & Young, the Audit Committee considered the independence factors, the length of the audit firm’s tenure as the Company’s independent auditor, the audit firm’s past performance, the audit firm’s relationship with the Committee and with management, and the fee structure that was negotiated. After discussion of these factors, the Committee concluded that it was in the best interests of shareholders to continue the engagement of Ernst & Young as our independent registered public accounting firm for 2017.

In 2016, Ernst & Young was engaged by the Company to complete tax compliance services related to the preparation of U. S. federal and state income tax returns for the Company and its subsidiaries for the year ended December 31, 2015. Ernst & Young also provides tax compliance services for trust clients of Sandy Spring Bank, the fees for which are billed to those clients. These services, which are permissible under applicable SEC and PCAOB independence standards, were pre-approved by the Audit Committee. The fees paid for these services are disclosed below.

Representatives of Ernst & Young will be present and available at the annual meeting to respond to appropriate questions.

Voting Standard

In voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

35

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of the Company and subsidiaries by Ernst & Young for the years ended December 31, 2016 and December 31, 2015 together with fees billed for other services.

	Ernst & Young	Ernst & Young
	2016	2015
Audit Fees(1)	$615,000	$490,000
Audit-Related Fees	-	-
Tax Services(2)	$85,000	-
All other fees(3)	$115,000	$92,000
Total	$815,000	$582,000

(1)	Audit fees consist of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the integrated audit of internal control over financial reporting, and review of financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Tax services consist of all tax compliance services.
(3)	All other fees consist of 1099 processing fees for trust clients of Sandy Spring Bank.

Audit Committee's Preapproval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by the Company’s independent registered public accounting firm, Ernst & Young. An exception for preapproval of non-audit services may be made if:

•	the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount of revenues paid by it to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Committee and approved by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee prior to the completion of the audit.

All audit services, tax services and permitted non-audit services to be performed by Ernst & Young have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception. The Committee also has determined the amount and nature of non-audit services rendered by Ernst & Young to the Company is consistent with its independence.

Report of the Audit Committee

The Company’s management is responsible for its internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United Stated and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Company's Audit Committee is appointed by the board of directors to assist the board in monitoring: 1) the integrity of the financial statements and financial reporting including the proper operation of internal controls over financial reporting, disclosure controls and procedures, and certifications made in accordance with the Sarbanes-Oxley Act of 2002; 2) compliance with legal and regulatory requirements, and 3) the independence and performance of internal and external auditors.

36

All members of the committee are independent and financially literate as defined in applicable law, regulations of the SEC, Nasdaq listing rules, the Federal Deposit Insurance Act and related regulations. Dennis A. Starliper, a CPA and former CFO of a publicly traded commercial bank, has been identified by the board as meeting the definition of an audit committee financial expert under SEC regulations.

The Committee is directly responsible for the appointment and oversight of the independent registered public accounting firm including review of their general qualifications, specific experience in the financial sector, and compensation structure. The Committee has engaged Ernst & Young LLP since 2013.

In 2016, the Committee met eight times to carry out its duties and responsibilities as set forth in the Audit Committee Charter which may be found on the Company’s Investor Relations website.

Among these duties, the Committee:

•	reviewed and discussed with management and Ernst & Young the scope and effectiveness of the Company’s Sarbanes-Oxley Act disclosure controls and procedures;

•	reviewed and discussed the Company’s audited and unaudited financial statements with management and Ernst & Young each quarter, prior to filing with the SEC and releasing to the public, for purposes of evaluating their accuracy and fair presentation of the Company’s financial condition;

•	discussed with Ernst & Young all matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees)(formerly Auditing Standard No. 16) and other applicable laws and regulations including, but not limited to, the audit strategy, scope and plan for the audit work, and the significant risks and areas of audit focus;

•	met with Ernst & Young, with and without members of management present, to discuss the results of their evaluation of the integrity of the Company’s financial reporting;

•	received and reviewed the written disclosures and the letter from Ernst & Young required by applicable standards of the Public Company Accounting Oversight Board;

•	reviewed and discussed with Ernst & Young the matter of auditor independence;

•	met regularly with the chief internal auditor, with and without members of management present, to review and approve the annual risk-based audit plan, to review all audit reports, to track the timely resolution of any findings, and to assess the performance of the chief internal auditor; and

•	reviewed and monitored compliance with the “whistleblower” provisions of the Sarbanes-Oxley Act.

Based upon the review, discussion, disclosures, and materials described above, the Committee recommends to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016.

March 1, 2017	Dennis A. Starliper, Chairman
Mona Abutaleb
Susan D. Goff
James J. Maiwurm
Robert L. Orndorff

37

General Information

Notice and Accessibility of Proxy Materials

For our 2017 annual meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement and annual report via the Internet according to the SEC rules for “Notice and Access.” On March 22, 2017, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders, who had not previously elected to receive their proxy materials by mail or electronically, containing instructions on how to access this proxy statement and our annual report and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, the Company utilizes the householding rules of the SEC that permit the delivery of one set of proxy materials or notice of availability of these materials to shareholders who have the same address. If you wish to receive a separate copy of this proxy statement and annual report or notice of availability of these materials for each shareholder at your household, please follow the instructions on the Notice, and materials will be mailed to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee directly.

Who Can Vote and What Constitutes a Quorum

Shareholders of Company common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. As of the Record Date 24,130,567 shares of common stock were outstanding and eligible to vote. When you exercise your right to vote, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Proxies marked as abstentions and proxies for shares held in the name of a broker, or other nominee, marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

Exercising Your Right to Vote

By submitting your proxy instructions in time to be voted at the annual meeting, the shares represented by your proxy will be voted in accordance with those instructions. If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares in accordance with the recommendations of the board. If your shares are held with the Company’s transfer agent, Computershare, or in an employee benefit plan, and you do not return your proxy, no votes will be cast on your behalf.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental or procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Broker

If you hold your shares through a broker, or other nominee, it is critical that you cast your vote if you want it to count for Proposals 1, 2, and 3. Your broker is not allowed to vote shares on your behalf on such matters without your specific instruction. If you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf. Your broker will, however, have discretion to vote any uninstructed shares on matters considered routine items, such as the ratification of the appointment of the independent registered public accounting firm (Proposal 4).

38

Telephone and Internet Voting

We are pleased to offer our shareholders the convenience of voting by telephone and Internet. Please refer to your Notice or proxy card for instructions. If you hold your shares in street name, your broker may allow you to provide voting instructions by telephone or via the Internet. Please refer to the instructions provided by your broker.

How to Attend the Meeting In Person and What to Bring

All shareholders will be asked to check-in at the registration desk prior to admittance to the meeting. Shareholders who own Company stock through a broker, or other nominee, will need to bring a statement as proof of ownership along with photo identification. No cameras or recording equipment will be permitted in the meeting, and all cell phones must be turned off. If you hold your shares through a broker, or other nominee, and you wish to vote your shares in person at the meeting, you will need to ask the holder for a legal proxy. You will need to bring the legal proxy with you to the meeting and turn it in with a signed ballot that will be provided to you at the meeting.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering a duly executed proxy bearing a later date; or 3) attending the annual meeting and casting a ballot in person.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of Votes and Public Announcement of Results

The board of directors has appointed the Company’s transfer agent, Computershare, to act as inspector of election at the annual meeting of shareholders. A designated representative from Computershare, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials. Shareholder proposals intended to be presented at the 2018 annual meeting of shareholders may be eligible for inclusion in the proxy materials for that annual meeting if received at the Company’s executive offices not later than November 22, 2017 unless the date of the 2018 annual meeting is more than 30 days from May 3, 2018, in which case the deadline is a reasonable time before the Company begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

39

In addition, the Company's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at the Company’s executive offices not later than December 22, 2017. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by the Company for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the secretary at the Company's main office by mail, courier, or facsimile or by e-mail through the Company’s "contact us" feature of the investor relations area of its web site at www.sandyspringbank.com.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 22, 2017

40

Sandy Spring Bancorp

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 3, 2017.

Vote by Internet

- Go to **www.envisionreports.com/sasr**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and Proposal 4, every one year for Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Mark E. Friis	☐	☐
02 - Pamela A. Little	☐	☐
03 - James J. Maiwurm	☐	☐
04 - Craig A. Ruppert	☐	☐

Proposal	For	Against	Abstain
2. A non-binding resolution to approve the compensation for the named executive officers.	☐	☐	☐
4. Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for 2017.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. A non-binding advisory vote on the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 P C F 3 1 9 8 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02IXKB